Please disregard the below Form 25-NSE filed for DEL MONTE CORP on March 9, 2011. The Form 25-NSE was filed in error with an errant CIK number. NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 21, 2011, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 8, 2011 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Del Monte Foods Company and Blue Acquisition Group, Inc. and entity formed by a consortium of private equity funds affiliated with Kohlberg Kravis Roberts & Co. L.P. became effective on March 8, 2011. Each share of Common Stock of Del Monte Foods Company was converted for $19.00 in cash, without interest. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on March 9, 2011.